Exhibit 10.19

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made effective as of March 7, 2019 (the “Effective Date”), by and between Chloe Ox Holdings, LLC, a Delaware limited liability company (the “Company”), and Eir Partners, LLC, a Delaware limited liability company (“Consultant”).

RECITALS:

WHEREAS, the Company desires to explore opportunities to enter into a Transaction with Potential Sellers (as defined below);

WHEREAS, the parties hereto desire to set forth the nature and scope of the services to be provided by Consultant to the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined shall have the meanings ascribed to them in Section 4.3;

NOW, THEREFORE, based upon the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.    Engagement. During the Consulting Period (as defined in Section 3.1), the Company hereby engages Consultant to provide the Services (as defined in Section 2.1), and Consultant hereby accepts such engagement with Company, on the terms and subject to the conditions set forth in this Agreement.

2.    Consulting Services.

2.1.    During the Consulting Period, Consultant agrees to provide its representative, Brett Carlson (“Carlson”), to perform consulting services for the Company with respect to analyzing and reviewing with the Company possible opportunities to acquire Potential Sellers, including, but not limited to, those services listed on Exhibit A attached hereto, and/or as otherwise may be mutually agreed upon by the Company and Consultant from time to time (collectively, the “Services”). Exhibit B attached hereto contains a true and correct list of Potential Sellers as of the Effective Date, and the Company shall update Exhibit B from time to time to list all Potential Sellers. Notwithstanding the foregoing, Consultant agrees that it shall not provide any Services to the Company which would require Consultant, Carlson or any agents or employees of Consultant or Carlson to be registered as a broker, dealer or investment advisor under applicable federal or state securities laws.

2.2.    Consultant shall, and shall cause Carlson to, devote such time and diligent effort in providing the Services as may be required to fully discharge Consultant’s responsibilities in a competent and professional manner and in order to provide a result which is reasonably satisfactory to the Company. Consultant agrees to, and shall cause Carlson to, perform all of the duties and responsibilities hereunder in good faith and in the best interests of the Company. In connection with the performance of the Services, Consultant shall, and shall cause Carlson to, comply in all respects with all applicable laws, rules and regulations, including, but not limited to, applicable federal and state securities laws, rules and regulations, relating to the performance of Consultant’s duties and responsibilities hereunder. Consultant shall be solely responsible for determining the manner and method by which Consultant shall perform the Services, but Consultant shall keep members of the Company’s Board of Directors and/or the Chief Executive Officer of the Company fully informed of Consultant’s activities.

3.    Term; Termination.

3.1.    The term of this Agreement and Consultant’s engagement hereunder shall commence on the Effective Date and shall continue for a period of one (1) year, unless terminated earlier pursuant to Section 3.2 or Section 3.3 (the “Initial Term”). Thereafter, this Agreement shall automatically renew for additional terms of one (1) year (each, a “Renewal Term,” and together with the Initial Term, the “Consulting Period”) unless terminated earlier as provided in Sections 3.2 and 3.3.

3.2.    This Agreement and Consultant’s engagement hereunder may be terminated by Consultant or the Company at any time and for any reason by providing the other party ten (10) days’ prior written notice.

3.3.    This Agreement and Consultant’s engagement hereunder shall be automatically terminated upon the death or permanent disability of Carlson.

3.4.    Upon expiration or termination of this Agreement and Consultant’s engagement hereunder, neither the Company nor Consultant will have any further rights against or owe any further obligations to the other party except for (i) rights or obligations arising out of a breach of the terms of this Agreement prior to the date of termination, (ii) rights or obligations that expressly survive the expiration or termination of this Agreement, including, without limitation, the obligations set forth in Section 4.1(b), Section 4.5, Section 5, Section 7, Section 8, Sections 9 - 20, and this Section 3.4, (iii) rights of Consultant to payment pursuant to Section 4.1(b), (iv) rights of Consultant to payment or reimbursement of expenses incurred by Consultant prior to the termination date pursuant to Section 4.4, and (v) upon a termination by Consultant pursuant to Section 3.2, payment by the Company to Consultant of the aggregate amount of retainer fees previously accrued but not yet paid by the Company pursuant to Section 4.1(a) (compensation for any partial month shall be pro rated through the date of termination).

4.    Compensation.

4.1.    As compensation for the Services, the Company shall pay Consultant:

(a)    during the Consulting Period, a cash retainer fee equal to $10,000 per month, payable monthly in accordance with the Company’s then-prevailing policies and practices

(b)    if a Transaction is consummated with a Potential Seller (i) during the Consulting Period or (ii) during the twelve (12) month period following the Consulting

Period, a cash fee (the “Transaction Fee”) equal to an amount calculated from the schedule below based on the Consideration paid by the Company to the Potential Seller in such Transaction. In addition, Consultant agrees that it shall not be entitled to receive a Transaction Fee in connection with a Transaction (x) if Consultant terminates the Agreement (or fails to extend the Agreement at the request of the Company (in each case other than by reason of Carlson’s death or permanent disability)), (y) if Consultant or Carlson is in material breach of this Agreement which breach is not cured after receipt of notice of such breach and a reasonable opportunity to cure (where cure is possible) or (z) if the payment of such Transaction Fee by the Company would constitute a violation of applicable federal or state securities laws.

Consideration	Transaction Fee
Up to and including $10 million	3% of the Consideration; plus
Above $10 million	1.5% of the incremental Consideration above $10 million

4.2.    In the event no Contingent Consideration is payable, the Transaction Fee shall be computed as set forth above and payable by the Company within five (5) business days following the closing of the Transaction. In the event Contingent Consideration is payable, the value of Contingent Consideration will be determined when such Contingent Consideration is paid by the Company, and the portion of the Transaction Fee that is related to Contingent Consideration shall be paid within five (5) business days of when such Contingent Consideration is paid by the Company.

4.3.    For purposes of this Agreement, the following defined terms shall have the meanings ascribed to them below:

(a)    “Consideration” means the aggregate value paid directly or indirectly (in escrow or otherwise) by the Company to such Potential Seller in connection with a Transaction, but not including amounts paid in connection with employment or consulting arrangements or working capital adjustments (whether at the closing of the Transaction or thereafter). For the avoidance of doubt, a Transaction Fee shall be payable only in connection with the Company’s initial Transaction with a Potential Seller and not in connection with any subsequent investment in such Potential Seller.

(b)    “Contingent Consideration” mean any Consideration that is conditioned upon future performance of any party or is otherwise deferred and the payment of which is uncertain at the time of closing of the Transaction, including, but not limited to, payments in connection with an earnout but not amounts held in escrow to secure indemnification obligations (which will be deemed immediately paid for purposes hereof).

(c)    “Potential Sellers” means potential target companies in the Company’s industry initially referred to the Company by Consultant which may be interested in a Transaction, which the Company and Consultant have agreed, in writing, should be included on Exhibit B, and in respect of which Consultant has arranged an in-person or telephonic meeting between the Company and senior executive officers of the Potential Seller (the date of such meeting, the “Identification Date”); provided, that for any Potential Seller added to Exhibit B after the Effective Date that (i) has previously been identified by the Company as an acquisition candidate, whether developed internally or as a result of a direct approach to the Company or a referral to the Company by a third party, or otherwise, (ii) has retained a financial advisor, broker or similar agent to assist or arrange a sale of, or investment in, such Potential Seller in which it will pay a success fee or similar compensation (e.g., a fee based on the consideration paid or payable in the transaction) of more than three percent (3.0%) of the proceeds to be paid to or for such Potential Seller in a transaction involving the Company or (iii) has, within twelve (12) months prior to the Identification Date, engaged in general solicitation of offers to invest in or acquire such Potential Seller, shall not constitute a Potential Seller; and in such case, the Company shall determine in its sole discretion whether it will pay Consultant the Transaction Fee. The foregoing notwithstanding, in order for clause (i) of the preceding sentence to apply, the Company must give notice of such disqualification to Consultant prior to the Potential Seller being added to Exhibit B.

(d)    “Transaction” means a transaction or series of related transactions for which the Company acquires all of the equity interests or all or substantially all of the assets of a Potential Seller.

4.4.    The Company shall pay or reimburse Consultant for reasonable and necessary out-of-pocket business expenses actually incurred by Consultant in the performance of the Services which are consistent with this Agreement and such applicable guidelines as the Company may establish from time to time. No expenses in excess of an aggregate of $5,000 per month will be reimbursed unless pre-approved in writing by the Company. Consultant shall furnish the Company with evidence of such expenses as required to comply with the reporting and reimbursement policies as may be established by the Company from time to time.

4.5.    All amounts payable to Consultant pursuant to this Section 4 shall be paid without any reduction by the Company for any taxes. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required to pay any applicable taxes on amounts paid to Consultant by the Company. Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all foreign, federal, state or local income, employment, self-employment or withholding taxes due on taxable amounts paid to Consultant by the Company. This obligation shall survive the expiration or termination of this Agreement. Neither Consultant nor any of its agents or employees, including, but not limited to, Carlson, shall be entitled to participate in any employee benefit plans or fringe benefit programs provided by the Company to its employees. Consultant shall be solely responsible for the payment and provision of all compensation and benefits that Carlson is entitled to for performing the Services on behalf of Consultant. Consultant acknowledges and agrees that neither it nor Carlson nor any employees of Consultant will be covered by any of the Company’s insurance policies, and that Consultant shall obtain any such insurance as is necessary to conduct its business and provide the Services.

5.    Independent Contractor. Notwithstanding any other provision of this Agreement to the contrary, this Agreement and Consultant’s engagement hereunder does not constitute a hiring by the Company of Consultant, Carlson, or any of Consultant’s employees, nor does it constitute a contract of employment. The parties hereto mutually agree, intend and understand that Consultant at all times will act and perform solely as an independent contractor providing the Services hereunder to the Company and not as an employee of the Company. No acts or assistance given to Consultant by the Company shall be construed to alter the independent contractor relationship, and no action taken pursuant to this Agreement shall be deemed to create a partnership, joint venture, association or syndicate among the parties. Neither the Company nor Consultant will make any representations to third parties inconsistent with the relationship established by this Agreement. Consultant shall make no representations, warranties or commitments binding the Company without the Company’s prior written consent.

6.    Exclusivity. Consistent with the parties’ intent that the relationship created by this Agreement be that of service recipient and independent contractor, Consultant shall have the right to perform services for others during the duration of this Agreement; provided, however, that Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the Consulting Period of this Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies who are reviewing or pursuing any potential Transaction with a Potential Seller in the bundled payment business. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately., and with respect to any Potential Sellers other than those identified on Exhibit B on the Effective Date, such termination shall have the same effect as a termination by Consultant, including for purposes of Sections 3.4(v) and 4.1(b)(x).

7.    Confidential Information; Non-Disclosure.

7.1.    Consultant acknowledges and agrees that in the course of the performance of the Services, Consultant will he provided access to, or come into possession of, or become acquainted with, or make use of, certain of the Company’s trade secrets (including inventions), proprietary data, business information or other matters which are of proprietary and confidential nature and of importance to Company (collectively, “Confidential Information”).

7.2.    Consultant acknowledges and agrees that it will not, and shall cause each of its agents and employees, including, but not limited to, Carlson, not to, use, duplicate or divulge to others any Confidential Information except in connection with the performance of Services under this Agreement, during the Consulting Period or for any period after which Consultant ceases to be retained by Company so long as the confidential nature of such Confidential Information is preserved by the Company; it being understood that it shall not be deemed a breach of this Agreement if, by means other than Consultant’s deliberate or inadvertent disclosure, Confidential Information of the Company becomes well known or easily accessible to the public or competitors of the Company or if Consultant is compelled by judicial or administrative proceedings to disclose Confidential Information of the Company and Consultant has diligently tried to avoid each disclosure and has afforded Company the opportunity to obtain assurance that compelled disclosure will be kept confidential. If Consultant is uncertain whether something is Confidential Information, Consultant should treat it as Confidential Information until Consultant receives clarification from the Company that it is not Confidential Information. Consultant shall restrict access to Confidential Information to its personnel and employees on a need-to-know basis, and Consultant acknowledges and agrees that it shall be responsible for any breach of the terms of this Agreement by any of its agents or employees, including, but not limited to, Carlson.

7.3.    All notes, data, reference materials, sketches, drawings, memoranda, documentation and records that in any way incorporate or reflect any of the Confidential Information, and all proprietary rights therein, including copyrights, shall belong exclusively to the Company. Upon the request of the Company or upon termination of the Services hereunder, Consultant agrees to surrender to the Company all such materials that are in Consultant’s, or any of its agent’s or employee’s, including, but not limited to, Carlson’s, control, regardless of the format in which such information is stored.

7.4.    The obligations of this Section 7 shall survive the termination or expiration of this Agreement.

8.    Relief. Consultant recognizes that any actual or threatened breach of this Agreement may cause irreparable injury to the Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, Consultant agrees that the Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, and/or permanent injunction, in each case without notice or bond, against Consultant to enforce this Agreement. The Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. In addition, if Consultant breaches this Agreement in any way, the Company shall be entitled to recover, in addition to any damages caused by a breach of this Agreement, all costs and expenses, including, but not limited to, the Company’s reasonable attorneys’ fees, expenses, and court costs incurred by the Company in connection with any action or proceeding to enforce this Agreement or to obtain a declaration that the restrictions herein are enforceable.

9.    Indemnification.

9.1.    Consultant agrees that it will indemnify and hold harmless the Company, its officers, managers, employees, members, agents, representatives, successors and assigns from and against all liabilities, claims, damages, expenses (including reasonable attorneys’ fees), fines and penalties, in each case payable by the Company to third parties, whether in tort or contract, arising out of or relating to, directly or indirectly, (a) a breach of this Agreement by Consultant, (b) the performance of, or failure to perform, the Services, or (c) gross negligence or willful misconduct by Consultant (collectively, “Company Losses”), except to the extent that any such Company Loss is due to the material breach of this Agreement, gross negligence or willful misconduct by the Company. The provisions of this Section 9.1 shall indefinitely survive the termination or expiration of this Agreement.

9.2.    The Company agrees that it will indemnify and hold harmless Consultant, its officers, managers, employees, members, agents, representatives, successors and assigns from and against all liabilities, claims, damages, expenses (including reasonable attorneys’ fees), fines and penalties, in each case payable by Consultant to third parties, whether in tort or contract, arising out of or relating to, directly or indirectly, (a) a breach of this Agreement by the Company or (b) gross negligence or willful misconduct by the Company (collectively, “Consultant Losses”), except to the extent that any such Consultant Loss is due to the material breach of this Agreement, gross negligence or willful misconduct by Consultant. The provisions of this Section 9.2 shall indefinitely survive the termination or expiration of this Agreement.

10.    Authority. Consultant covenants and warrants that it has the power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof. The Company covenants and warrants that it has the power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof. Consultant hereby makes the further representations, warranties and covenants contained on Exhibit C. In addition, Consultant hereby represents and warrants that Carlson, Consultant and (as applicable) its directors, officers, managers and employees, are not subject to any covenants, agreements or restrictions, including without limitation those arising from any current or prior employment or independent contractor relationships, which could be breached or violated by Consultant’s negotiation, execution and performance of services under this Agreement.

11.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to Consultant’s engagement by Company and supersedes any prior agreements between them, whether oral or written.

12.    Amendments. Any amendment to this Agreement shall be made in writing and signed by the Company and Consultant.

13.    Severability. If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

14.    Assignment. Consultant shall not assign, transfer or delegate this Agreement or any right, duty, obligation or interest under this Agreement without the Company’s prior written consent. Consultant acknowledges and agrees that the Company may assign this Agreement and that Consultant’s obligations hereunder may be enforced by any successor or other assignee of the Company. In the event of any assignment of this Agreement by the Company, the Company and its assignee shall remain jointly and severally liable to Consultant for all obligations of the Company and its assignee under this Agreement.

15.    Waivers. A waiver by one party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as a waiver of any other provision, or a waiver of a breach of any other provision, of this Agreement. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right.

16.    Notices. Unless otherwise notified in writing to the contrary, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly given and received (a) when personally delivered or (b) one (1) business day after being sent by reputable express courier (charges prepaid) for overnight delivery, or (c) five (5) business days following mailing by certified or registered mail, postage prepaid and return receipt requested, and if directed to the Company, at its principal business offices and in the case of Consultant, to its address appearing on the signature page hereto, or to such other address as Consultant may designate in writing to Company.

17.    Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the parties, and, in the event of an ambiguity in this Agreement, this Agreement shall not be construed against either party as a result of the drafting hereof.

18.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles of such State. The parties hereto irrevocably consent to the exclusive jurisdiction of the state or federal courts located in the State of New York and waive any defense of lack of personal jurisdiction or improper venue or forum non conveniens to a claim brought in such court.

19.    Statutory and Common Law Duties. The duties Consultant owes to the Company under this Agreement shall be deemed to include federal and state statutory and common law obligations of Consultant and do not in any way supersede or limit any of the obligations or duties Consultant owes to the Company pursuant to any applicable law.

20.    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. A digital signature, facsimile or electronically scanned transmission of signature to this Agreement shall be deemed to be an original signature for all purposes under this Agreement and shall be legal and binding on all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto to be effective on the Effective Date.

“THE COMPANY”:	CHLOE OX HOLDINGS, LLC

	By:	/s/ Kyle Peterson
Name: Kyle Peterson
Title: Director

“CONSULTANT”:	EIR PARTNERS, LLC

/s/ Brett S. Carlson
Brett S. Carlson
Founder & CEO

Address:

Eir Partners, LLC 37 W. 57th Street, 5th Floor New York, NY 10013 Attention: Brett Carlson Email:

[Signature Page to Consulting Agreement]

Exhibit A

Services

•

If requested by the Company or its controlling member, having Carlson serve as a member of the Company’s Board of Directors, including one or more board committees, in each case solely to the extent requested by the Company or its controlling member.

•	Familiarizing itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company.

•

Assisting the Company’s management in (i) preparing descriptive materials that describe the Company’s operations and financial condition and includes current financial data and other appropriate information furnished by the Company, and (ii) evaluating proposals received from any such Potential Seller.

•	Analyzing and evaluating the business, operations and financial position of each Potential Seller.

•

Preparing a written report for the Company’s management describing each Potential Seller, the nature of its operations, such financial information as may be appropriate to reflect such Potential Seller’s financial performance and such other information as is requested by the Company.

•	Arranging and participating in visits to the facilities of each Potential Seller as the Company requests.

•	Assisting the Company in analyzing purchase proposals for Potential Sellers.

•	Meeting with the Company’s Board of Directors and officers to discuss a proposed Transaction and its financial implications.

Exhibit B

Potential Sellers

Last Updated: March 7, 2019

TAV Health

Exhibit C

Representations, Warranties and Covenants of Consultant

1.    Consultant represents and warrants that it is exempt or otherwise excused from registration as a broker-dealer under the laws of each applicable jurisdiction, including the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the securities laws of any applicable state.

2.    In connection with activities contemplated in the Agreement, Consultant represents, warrants and covenants to the Company that it will act as an “M&A Broker”, as defined in the SEC No-Action Letter re: M&A Brokers (January 31, 2014; Revised February 4, 2014) (the “No-Action Letter”)1, providing its services under this Agreement only in the event that the following conditions are met:

(a)    Consultant will not have the ability to bind a party to a transaction between the Company (or its affiliates) and any Potential Seller (each, an “M&A Transaction”);

(b)    Consultant will not directly, or indirectly through any of its affiliates, provide financing for an M&A Transaction. Should Consultant assist the Company (or any of its affiliates) in obtaining financing from unaffiliated third parties, Consultant will comply with all applicable legal requirements, including, as applicable, Regulation T (12 CFR 220 et seq.), and will disclose any compensation in writing to the Company;

(c)    Under no circumstances will Consultant have custody, control or possession of or otherwise handle funds or securities issued or exchanged in connection with an M&A Transaction or other securities transaction for the account of others;

(d)    No M&A Transaction will involve a public offering. Any offering or sale of securities will be conducted in compliance with an applicable exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). No party to any M&A Transaction will be a shell company, other than a business combination related shell company;

(e)    To the extent that Consultant represents both buyers and sellers, Consultant will provide clear written disclosure as to the parties it represents and obtain written consent from both parties to the joint representation;

(f)    To the extent applicable, Consultant will facilitate an M&A Transaction with a group of buyers only if the group is formed without Consultant’s assistance;

[1]

Pursuant to the No-Action Letter, M&A Brokers are defined as persons “engaged in the business of effecting securities transactions solely in connection with the transfer of ownership and control of a privately-held company...through the purchase, sale, exchange, issuance, repurchase, or redemption of, or a business combination involving, securities or assets of the company, to a buyer that will actively operate the company or the business conducted with the assets of the company.” A copy of the No-Action Letter is available at: http://www.sec.gov/divisions/marketreg/mr-noaction/2014/ma-brokers-013114.pdf.

(g)    The Company and its affiliates (alone or with a group of buyers) in any M&A Transaction will, upon completion of the M&A Transaction, control and actively operate the Potential Seller or the business conducted with the assets of the Potential Seller’s business;

(h)    No M&A Transaction will result in the transfer of interests to the Company or its affiliates as a passive buyer (alone or with a group of buyers);

(i)    Any securities received by the Company or its affiliates or Consultant in an M&A Transaction will be restricted securities within the meaning of Rule 144(a)(3) under the Securities Act because the securities would have been issued in a transaction not involving a public offering; and

(j)    Neither Consultant nor (as applicable) any of its officers, directors, employees or other representatives (i) has been barred from association with a broker-dealer by the U.S. Securities and Exchange Commission (the “SEC”), any state or any self-regulatory organization; and (ii) is suspended from association with a broker-dealer.

3.    Consultant further represents and warrants that neither Consultant, nor (as applicable) any of its officers, directors, employees or other representatives, is subject to a “Disqualifying Event” (as defined below), and Consultant agrees to notify the Company promptly in writing if any of the following representations becomes untrue at any time during the Consulting Period or the two (2) year period following the end of the Consulting Period. A “Disqualifying Event” means:

(a)    Having been convicted within the past ten (10) years of any felony or misdemeanor in the United States: (A) in connection with the purchase or sale of any security; (B) involving the making of any false filing with the SEC; or (C) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(b)    Being subject to any order, judgment or decree of any court of competent jurisdiction, entered within the past five (5) years, that restrains or enjoins Consultant, or (as applicable) any of its officers, directors, employees or other representatives, from engaging or continuing to engage in any conduct or practice: (A) in connection with the purchase or sale of any security; (B) involving the making of any false filing with the SEC; or (C) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(c)    Being subject to a final order of a state securities commission (or an agency or officer of a state performing like functions), a state authority that supervises or examines banks, savings associations or credit unions, a state insurance commission (or an agency or officer of a state performing like functions), an appropriate federal banking agency, the U.S. Commodity Futures Trading Commission, or the U.S. National Credit Union Administration, that: (A) bars Consultant or (as applicable) any of its officers, directors, employees or other representatives from: (1) association with an entity regulated by such commission, authority, agency or officer; (2) engaging in the business of securities, insurance or banking; or (3) engaging in savings association or credit union activities; or (B) constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct entered within the past ten (10) years;

(d)    Being subject to an order of the SEC entered pursuant to Section 15(b) or 15B(c) of the Exchange Act, or Section 203(e) or 203(f) of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), that: (A) suspends or revokes Consultant’s, or (as applicable) any of its officers’, directors’, employees’ or other representatives’, registration as a broker, dealer, municipal securities dealer or investment adviser; (B) places limitations on Consultant’s, or (as applicable) any of its officers’, directors’, employees’ or other representatives’, activities, functions or operations; or (C) bars Consultant, or (as applicable) any of its officers, directors, employees or other representatives, from being associated with any entity or from participating in the offering of any penny stock;

(e)    Being subject to any order of the SEC entered within the past five (5) years that orders Consultant, or (as applicable) any of its officers, directors, employees or other representatives, to cease and desist from committing or causing a violation or future violation of: (A) any scienter-based anti-fraud provision of U.S. federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act and 17 CFR 240.10b-5, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Advisers Act, or any other rule or regulation thereunder; or (B) Section 5 of the Securities Act;

(f)    Having been suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(g)    Having filed (as a registrant or issuer), or having been named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that within the past five (5) years was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued;

(h)    Being subject to a United States Postal Service false representation order entered within the past five (5) years, or being subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representation; or

(i)    Otherwise being the subject of or party to any pending inquiry, lawsuit, action, investigation or proceeding by or before any governmental, regulatory, judicial or self- regulatory agency or authority, including any securities or insurance commission, in respect of any of the foregoing.

4.    Neither Consultant nor (as applicable) any of its officers, directors, employees or other representatives shall, directly or indirectly, solicit any investors for or refer any investors to the Company or any of its affiliates or otherwise act as a placement agent for the Company or any of its affiliates.

5.    In the conduct of the services contemplated by this Agreement, Consultant and its employees and other representatives, shall (1) comply with all laws and other related legal and regulatory requirements applicable to it; and (2) refrain from taking any action that would cause the Company or its personnel to be in violation of applicable laws.

6.    In connection with the activities contemplated by this Agreement, neither Consultant nor (as applicable) any of its officers, directors, employees or other representatives will engage in any act or practice, directly or indirectly, that would contravene the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar statute applicable in any jurisdiction in which Consultant engages in such activities that prohibits bribery, money laundering or payments to public officials, including without limitation the UK Bribery Act 2010 (the “Bribery Act”), or any other widely published policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing. Consultant shall not offer, promise, authorize or pay money or anything of value in violation of applicable law, including without limitation the FCPA and the Bribery Act, in connection with the activities contemplated by this Agreement. Consultant acknowledges that the laws of the United States and United Kingdom (including the FCPA and the Bribery Act) prohibit any direct or indirect payment or offer of money or anything of value to any Government Official (as defined below), or to any other person under circumstances where Consultant knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Governmental Official, in either case, for the purpose of (A) (w) influencing any act or decision of the Government Official in its official capacity, (x) inducing the Government Official to do or omit any action in relation to its lawful duty, (y) securing any improper advantage or (z) inducing the Government Official to influence or affect any act or decision of any government or government instrumentality; or (B) assisting Consultant in obtaining or retaining business for or with, or directing business to, Consultant. Consultant represents, warrants and covenants that in the performance of its obligations under this Agreement or otherwise in connection with the activities contemplated by this Agreement, Consultant has not made and will not make any such prohibited payments (whether before, during or after its engagement pursuant to this Agreement). Consultant agrees to notify the Company promptly in writing if any of the foregoing representations becomes untrue at any time during the term of this Agreement. “Government Official” shall mean (i) any official, officer, agent or employee of a government, a government-owned (whether wholly or more than fifty percent (50%) owned) or government- controlled enterprise, a public international organization or a political party, or any agency, department or instrumentality thereof; (ii) any person who exercises a public function on behalf of any country or territory, or any subdivision, public agency or public enterprise thereof; (iii) any political party; or (iv) any candidate for government or political office..

7.    Consultant acknowledges that it is aware, and Consultant represents and warrants that it has in place appropriate policies, procedures and training to ensure that its officers, directors, employees and other representatives are aware, that U.S. and other securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

8.    Consultant has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

9.    Entry into this Agreement by Consultant and performance of Consultant’s obligations hereunder will not result in any violation of applicable securities, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, rules, regulations and interpretations (“Laws”) or any other agreement, order or judgment which Consultant is bound.

10.    This Agreement has been duly and validly authorized, executed and delivered by Consultant and is enforceable against Consultant in accordance with its terms, subject to applicable Laws affecting creditors’ rights and remedies generally.

11.    Consultant has all governmental, regulatory, self-regulatory and exchange licenses, registrations, memberships and approvals required to perform its obligations under this Agreement.

12.    Consultant shall comply in all respects with the applicable Laws concerning the performance of its obligations under this Agreement.

13.    Except as expressly conveyed by Consultant to the Company in writing, Consultant does not conduct business outside the U.S. in a manner that would subject the Company or its affiliates to regulation by any foreign country or jurisdiction.

14.    Consultant shall not engage in any conduct that is detrimental to the reputation, character, standing or goodwill of the Company. Consultant shall promptly notify the Company of any circumstance that should arise that calls into question its integrity or its ability to represent the Company positively in the marketplace.

15.    Consultant will not use materials that include the name of the Company, whether written or electronic, except with the Company’s prior written consent.

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